December 8, 2025

VIA EMAIL
George Verras
16 Gilberts Way
Norton, MA 02766

RE: SEPARATION AND RELEASE OF CLAIMS AGREEMENT BETWEEN GEORGE VERRAS AND SENSATA TECHNOLOGIES, INC.
Dear George:
This letter agreement is a Separation and Release of Claims Agreement (the “Agreement”) between you (“Employee”) and Sensata Technologies, Inc., a Delaware corporation (“Sensata” or the “Company”), which incorporates by reference your Second Amended and Restated Employment Agreement, dated as of May 1, 2022 (the “Employment Agreement”) and the Severance and Change in Control Plan executed by Employee on July 25, 2024 (the “Plan”). Employee and the Company shall each be referred to herein as a “Party” and collectively herein as the “Parties”.
In consideration of the mutual covenants contained in this Agreement, the Severance Benefits to Employee, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Employee and the Company hereby agree as follows:
1.Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to them in your Employment Agreement or the Plan. To the extent there is a direct conflict between a capitalized term in your Employment Agreement and a capitalized term in the Plan, the meaning assigned to the capitalized term in the Plan will control.

2.Acceptance Period. Employee acknowledges that he is receiving this Agreement on November 20, 2025, and he shall have twenty-one (21) days from receipt of the Agreement to consider and sign it (“Acceptance Period”), during which time Employee has the right to consult with legal counsel of Employee’s choice. Employee also acknowledges that any changes or modifications to this Agreement do not restart or otherwise extend the Acceptance Period.

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Employee shall have seven (7) calendar days following execution of the Agreement to revoke the Agreement by giving written notice of such revocation to the Company’s Chief Human Resources Officer, via e-mail, and such notice must be received by the Company no later than the seventh (7th) calendar day following Employee’s execution of this Agreement (if such day is a Saturday or Sunday, or a legal holiday then such notice must be received on the first day thereafter that is not a Saturday, Sunday, or legal holiday). Employee further acknowledges that if he does not sign this Agreement within twenty-one (21) days from his receipt of the Agreement, or, alternatively, if he signs this Agreement within twenty-one (21) days from receipt of the Agreement but subsequently revokes the Agreement no later than seven (7) calendar days following execution of the Agreement by giving timely notice (as described above) of such revocation, then Employee forfeits any and all rights to the Severance Benefits under this Agreement.
3.Position and Duties. Employee’s last day of employment will be December 31, 2025 (“Separation Date”). The time period between Employee’s receipt of this Agreement and the Separation Date shall be referenced herein as the “Transition Period.” During the Transition Period, Employee will remain an active Company employee, subject to all Company policies, procedures, and practices. Employee agrees to perform work during the Transition Period, as directed by the Company, in good faith, and to represent the Company in a professional manner at all times. Throughout the duration of the Transition Period, Employee shall cooperate fully with the Company and its personnel to provide an orderly transfer of Employee’s duties and responsibilities. This cooperation includes but is not limited to timely compliance with all reasonable requests for information. If Employee is terminated for Cause during the Transition Period, or if Employee violates any material term of this Agreement, Employee will not be entitled to the Severance Benefits. During the Transition Period, Employee will continue to receive his regular salary in normal payroll intervals.
4.Severance Benefits. In exchange for Employee’s timely execution and non-revocation of this Agreement, including the Releases contained in Section 5 of this Agreement, and Employee’s continued compliance with the terms of this Agreement, his Employment Agreement and the Plan, and conditioned upon Employee not being terminated by the Company for Cause, the Company agrees to pay Employee the following amounts, which shall be collectively referred to herein as the “Severance Benefits”:

a.Base Salary. For a period of 12 months beginning January 1, 2026 (the “Severance Period”) Employee will receive cash severance in an aggregate amount equal to the Employee’s Base Salary, $600,000, subject to applicable federal, state, and local taxes, and any other mandatory or employee-authorized payroll deduction.

b.Average Bonus Payment. Employee will receive cash severance payments in an aggregate amount equal to 100% of Employee’s Average Bonus earned for calendar years 2024 and 2025, subject to applicable federal, state, and local taxes, and any other mandatory or employee-authorized payroll deduction. Employee’s Bonus for calendar year 2025 shall be

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determined in accordance with Sensata’s Executive and Professional Bonus Program no later than February 28, 2026.

c.Payment of Continued Group Health Plan Benefits. Running concurrently with (and counting toward) the 18-month continuation period under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employee will be entitled to continued participation throughout the Severance Period in all health and dental benefit plans in which Employee was entitled to participate immediately prior to the Separation Date on the same terms and conditions (including the amount of Employee’s contributions toward premium payments but not guaranteeing any particular tax result to the Employee of such continued benefits) under which the Employee was entitled to participate immediately prior to the Separation Date. Notwithstanding the foregoing, Employee’s coverage under the Company’s health, dental and vision benefit plans will terminate when Employee becomes eligible under any employee benefit plan made available by another employer covering health, dental and/or vision benefits and Employee will notify the Company within thirty (30) days after becoming eligible for any such benefits.

d.2025 Bonus Payment. Employee will receive a lump sum payment for the 2025 Annual Bonus, subject to applicable federal, state, and local taxes, and any other mandatory or employee-authorized payroll deduction. Employee’s Bonus for calendar year 2025 shall be determined in accordance with Sensata’s Executive and Professional Bonus Program no later than February 28, 2026.

e.Payment Timing. The cash severance payments described in Section 4(a) will be paid in the form of salary continuation over the course of the Severance Period, on the regular payroll dates of the Company. The cash severance payments described in Section 4(b) will be paid to Employee in equal installments on the same dates as the Base Salary payments provided in Section 4(a) over the course of the Severance Period, based on reasonable estimates by the Company prior to the February 28, 2026 pay period and based on actual amounts adjusted for any discrepancies for the remainder of the Severance Period. The lump sum payment described in Section 4(d) will be paid to Employee in the February 28, 2026 pay period.

5.Release of Claims

a.Employee (for himself, his heirs, assigns or executors) releases and forever discharges the Company, and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to his signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to Employee’s employment with the Company, or its affiliates, or the termination of that employment; (2) all claims related to Employee’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense

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reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act (as amended), the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990 (as amended), the Vocational Rehabilitation Act of 1973, the Family Medical Leave Act, and the Employee Retirement Income Security Act of 1974 (as amended); the Massachusetts Law Against Discrimination (G.L. c.151B), the Massachusetts Age Discrimination Law (G.L. c. 149 §24A et seq.), the Massachusetts Civil Rights Act (G.L. c.12, §11), the Massachusetts Sexual Harassment Statute (G.L. c. 214, §1C), the Massachusetts Equal Rights Act (G.L. c. 93), and the Massachusetts Wage and Hour Laws (G.L. c. 151§1A et seq.), and the Massachusetts Wage Payment Statutes (G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.).

b.Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, Employee understands and agrees that nothing in this Release limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights he may have to individual relief based on any claims that Employee has released and any rights Employee has waived by signing this Agreement. Employee hereby represents and warrants that, other than the Excluded Claims, he is not aware of any claims he has or might have against any of the Released Parties that are not included in the Released Claims.
7.Compliance With Older Workers’ Benefit Protection Act. Employee and the Company desire and intend that this Agreement complies with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Employee acknowledges that he has been advised of the following rights:

a.Employee understands that federal and state laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based upon age, sex,

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race, color, national origin, ethnicity, or disability. Employee further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and releases the Released Parties from any and all such claims.

b.EMPLOYEE AGREES THAT THIS RELEASE IS GIVEN KNOWINGLY AND VOLUNTARILY AND ACKNOWLEDGES THAT:

(i)THIS AGREEMENT IS WRITTEN IN A MANNER UNDERSTOOD BY EMPLOYEE;

(ii)THIS RELEASE REFERS TO RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED;

(iii)EMPLOYEE HAS NOT WAIVED ANY RIGHTS ARISING AFTER THE DATE OF THIS AGREEMENT;

(iv)EMPLOYEE HAS RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR THE RELEASES OTHER THAN AMOUNTS EMPLOYEE IS OTHERWISE ALREADY ENTITLED TO RECEIVE;

(v)EMPLOYEE HAS TWENTY-ONE (21) DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT;

(vi)IN THE EVENT THAT EMPLOYEE SIGNS THE AGREEMENT, HE HAS ANOTHER SEVEN (7) DAYS TO REVOKE IT BY DELIVERING NOTICE AS SET FORTH IN SECTION 2.

(vii)NEITHER THE COMPANY NOR ITS AGENTS OR ATTORNEYS HAS MADE ANY REPRESENTATIONS OR PROMISES TO THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HERE; AND

(viii)EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.
8.Incorporation of Employment Agreement and Plan. All terms and provisions of Employee’s Employment Agreement and the Plan are hereby incorporated by reference with the same force and effect as though fully set forth herein; provided, however, that if any term or provision set forth in this Agreement is inconsistent with any term or provision in the Employment Agreement or the Plan, the terms and provisions in this Agreement shall prevail.
9.Non-Disparagement. Employee agrees not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that Employee will respond accurately and fully to any question, inquiry or request for information

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when required by legal process or in connection with a government investigation. In addition, Employee understands that nothing in this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.Employee Acknowledgements, Representations, and Obligations.
a.Employee agrees that the Company and its employees or agents have made no representations regarding consequences of any amounts received pursuant to this Agreement and that Employee is not relying upon the Company’s employees or agents in any way regarding the tax consequences of entering into this Agreement. Employee shall be solely responsible for payment of all personal tax liability due on all payments made, and benefits provided, under this Agreement, including federal, state and local taxes, interest and penalties, if applicable, which are or may become due.

b.Employee agrees that he has been paid all compensation owed and for all hours worked, has received all the leave and leave benefits and protections for which he is eligible, and has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim. Employee further acknowledge that, other than the Severance Benefits that will be provided to him pursuant to this Agreement, he has not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right he may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, Employee acknowledges that he has not earned and is not owed any bonus, vacation, incentive compensation, severance, commissions or equity other than as set forth in applicable equity incentive agreements.

c.Employee further agrees that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
11.No Legal Actions. Employee represents that he has not filed any claim, charge, or lawsuit against any of the Released Parties relating to his employment with the Company or termination thereof.

12.No Admission of Liability. The Parties execute this Agreement to put to rest all issues and disagreements that may exist between them regarding Employee’s employment with the Company or the termination thereof. This Agreement, however, should in no way be construed as an admission of liability or wrongdoing by the Company or any of the Released Parties, or as an admission of liability or wrongdoing by Employee, or that either Party has any rights whatsoever against the other, except as specifically provided herein. Each Party specifically disclaims any liability to or wrongful acts against the other.

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13.Return of Company Property and Protection of Proprietary Information and Intellectual Property. Employee confirms that, prior to the Separation Date, he will return to the Company any Company-owned or Company-issued property, including, without limitation, credit cards, laptop and personal computers (and related equipment and software), USB drives, cell phones, offices keys, key cards, and will not make or keep copies of any documents, data, information, files, reports, emails, spreadsheets, projections, studies, business plans, or any other material, whether in paper, electronic, or other form, belonging to or issued by the Company, or which were received or used by Employee during his employment with the Company. Employee further agrees that following the termination of his employment with the Company, he will refrain from disclosing to any third party or using any of the Company’s confidential business information or intellectual property in accordance with Employee’s agreements with the Company, statutes protecting trade secrets and/or common law.

14.Recapture of Payment. Notwithstanding any other provision of this Agreement, if Employee breaches any of his obligations hereunder or under his Employment Agreement or the Plan, then Company may cease further payments pursuant to this Agreement without affecting the validity of the Employee’s release of claims and may seek damages from Employee including but not limited to amounts provided to Employee under this Agreement.

15.Remedies. In the event that the Company believes that Employee is in breach of this Agreement, the Company preserves all remedies which it may have at law or in equity including without limitation injunctive relief, and reserves the right to demand repayment of all financial and other benefits to be provided by the Company pursuant to this Agreement. In any action brought, the Company shall be automatically entitled to recover attorneys’ fees in the event the Company prevails except that any challenge to the validity of the waiver and release under the Age Discrimination in Employment Act shall be governed by the provisions of that statute.

16.Binding on Parties and Representatives. This Agreement shall be binding upon Employee, his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company and to the other Released Parties, and to their respective administrators, representatives, executors, successors, and assigns.

17.No Other Agreement. This Agreement, including the Employment Agreement and the Plan, which is incorporated herein (to the extent they are not inconsistent with this Agreement), contains the entire agreement between Employee and the Company with respect to the subject matter herein. No part of this Agreement may be changed except in a writing, executed by both Employee and the Company.

18.Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the

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application of the laws of any jurisdiction other than the State of Delaware. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

19.Counterparts; Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature. The Parties agree that electronic signatures may be used to execute this agreement, and such electronic signatures shall have the same force and effect as a handwritten signature.
Please indicate your agreement and acceptance of the terms and conditions set forth in this Agreement by signing below and returning it to us on or before December 11, 2025.
Very truly yours,
Sensata Technologies, Inc.

By:__________________________________
Stephan von Schuckmann
Chief Executive Officer & President

AGREED TO AND ACCEPTED BY:

_____________________________________
George Verras

_____________________________________
Date

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